Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com
IR: Stephen Clark x4260
e-mail: sclark@sjindustries.com

November 22, 2010
SJI Board Elects New Director

New Lead Independent Director and Committee Chair Also Elected

FOLSOM, NJ – Edward J. Graham, chairman, president, and CEO of South Jersey Industries, announced today the election of Victor A. Fortkiewicz to the company’s Board of Directors, effective November 19.  Fortkiewicz was also elected to South Jersey Gas’ Board.

Fortkiewicz most recently served as executive director of the New Jersey Board of Public Utilities, from 2005 to his retirement earlier in 2010. During that time, he led various initiatives, most notably, the implementation of a $1 billion infrastructure improvement program. Prior to that, he filled numerous roles with NUI Utilities and Elizabethtown Gas Company, gaining extensive fiscal, strategic leadership and natural gas industry experience. He is licensed as both an attorney and professional engineer in New Jersey.

“We are very excited to bring Victor onto our board,” said Graham. “His extensive utility and regulatory experience, including his leadership during energy deregulation throughout the state is unmatched, which will provide a tremendous resource to senior management. Victor is a great addition to our Board and he will play a key role as the Board sets the policy and strategy for the continued growth of SJI and SJG.

In addition to Fortkiewicz’s election, Walter M. Higgins III was elected Lead Independent Director of SJI’s Board to fill the unexpired term of W. Cary Edwards. The election was based on his prior experience as chairman of a utility and his significant board leadership experience. Furthermore, Keith S. Campbell, chairman of Mannington Mills, was elected chairman of the Compensation Committee to fill Edwards’ unexpired term. Campbell was selected to chair the Compensation Committee based on his current service on the Committee as well as his knowledge of compensation issues gained from his leadership at Mannington Mills.

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SJI Board Elects New Director Add 1

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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